EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 42 under the Securities Act of 1933 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated January 19, 1996, relating to the financial statements and financial highlights appearing in the November 30, 1995 Annual Reports to Shareholders of Nations Fund Trust, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Other Service Providers" in the Prospectuses and under the heading "Independent Accountants and Reports" in the Statement of Additional Information.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Boston, Massachusetts
March 14, 1996

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